Exhibit 99.1

VF Corporation Completes the Sale of its Contemporary Brands Businesses to Delta Galil Industries, Ltd.

GREENSBORO, N.C. – August, 26, 2016 –VF Corporation (NYSE: VFC) today announced that it has completed the sale of its Contemporary Brands businesses to Delta Galil Industries, Ltd (DELT/Tel Aviv Stock Exchange, DELTY.PK/OTCQX). The brands included in the transaction are 7 for All Mankind®, Splendid® and Ella Moss®.

This announcement follows the June 30, 2016, news release in which VF announced that it had entered into a definitive agreement with Delta Galil regarding the sale of these businesses.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s diversified portfolio of powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

About Delta Galil Industries

Delta Galil Industries is a global manufacturer and marketer of branded and private label apparel products for men, women and children. Since its inception in 1975, the Company has continually strived to create products that follow a body-before-fabric philosophy, placing equal emphasis on comfort, aesthetics and quality. Delta Galil develops innovative seamless apparel including bras, shapewear and socks; intimate apparel for women; extensive lines of underwear for men; activewear, sleepwear and leisurewear. For more information, visit www.deltagalil.com.

Media Contacts

Lance Allega

VP, Investor Relations & Strategic Accounts

336-424-6082

Craig Hodges

Senior Director, Corporate Communications

336-424-5636